Exhibit 10(h)(h)(h)

GRANT AGREEMENT

Name:	Employee ID:

Manager Name:

Country:

Grant Date:

Grant Number:

Grant Price:

Award Amount:

Award Type/Sub Type:

Expiration Date:

Plan:

Vesting Schedule:

Restricted Stock Award

THIS GRANT AGREEMENT, as of the Grant Date noted above (“Grant Date”) between Hewlett-Packard Company, a Delaware Corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

WITNESSETH:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this award and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted shares of the Company’s $0.01 par value Common Stock (“Share(s)”) subject to the restrictions stated below and in accordance with the terms and conditions of the Plan named above (“Plan”), a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus.  The Plan and related prospectus can also be obtained by written or telephonic request to the Company Secretary.

THEREFORE, the parties agree as follows:

1.              Grant of Restricted Stock Award.

Subject to the terms and conditions of this Grant Agreement and of the Plan, the Company hereby grants to the Employee the number of Shares stated above (“Restricted Stock Award” or “RSA”).

2.              Vesting Schedule.

The interest of the Employee in the RSA shall vest according to the vesting schedule set forth above except to the extent a severance plan applicable to the Employee provides otherwise.   Provided the Employee remains in the employ of the Company on a continuous, basis through the close of business on a vesting date set forth above, the interest of the Employee in the portion of the RSA associated with such vesting date shall become fully vested on that date.

3.              Restrictions.

(a)         The Shares or rights granted hereunder may not be sold, pledged or otherwise transferred until the RSA becomes vested in accordance with Section 2.  The period of time between the date hereof and the date the particular portion of the RSA becomes fully vested is referred to herein as the “Restriction Period” for such portion

(b)         Except as otherwise provided for in this Grant Agreement, if the Employee’s employment with the Company is terminated at any time for any reason prior to the lapse of the Restriction Period, the portion of the RSA associated with such Restriction Period shall be forfeited by the Employee, and ownership transferred back to the Company, except to the extent a severance plan applicable to the Employee provides otherwise.

4.              Legend.

All certificates representing any Shares subject to the provisions of this Grant Agreement shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to an agreement between the Corporation and the registered holder, a copy of which is on file at the principal office of this Corporation.”

5.              Escrow.

The Shares subject hereto shall be held in escrow in a restricted book entry account with the Company’s transfer agent in the name of the Employee.  Upon termination of the Restriction Period applicable to any portion of the Shares, such Shares shall be released into an unrestricted book entry account with the Company’s transfer agent; provided, however, that a portion of such Shares shall be surrendered in payment of required withholding taxes in accordance with Section 9 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of required withholding taxes.

6.             The Employee’s Stockholder Rights.

During the Restriction Period, the Employee shall have all the rights of a stockholder with respect to the portion of the RSA subject to such Restriction Period, except for the right to transfer such Shares, as set forth in Section 3.  Accordingly, the Employee shall have the right to vote the Shares and to receive any dividends with respect to the Shares.

7.              Disability or Retirement of the Employee.

Notwithstanding Section 3 but subject to the terms of Section 14(h), if the Employee’s termination of employment is due to the Employee’s total and permanent disability or retirement, in accordance with the applicable retirement policy, all outstanding and unvested RSAs shall immediately vest subject to the condition that the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and shall not engage in any conduct that creates a conflict of interest in the opinion of the Company.

8.              Death of the Employee.

Notwithstanding Section 3 but subject to the terms of Section 14(h), in the event of the Employee’s death prior to the end of all Restriction Periods, the Employee’s estate or designated beneficiary shall have the right to receive a pro rata number of Shares determined by the Company in its discretion.  In the event of the Employee’s death after the vesting date but prior to the payment of Shares, said Shares shall be paid to the Employee’s estate or designated beneficiary.

9.              Taxes.

(a)         The Employee shall be liable for any and all taxes, including income tax, social insurance, payroll tax, payment on account, employer taxes  or other tax-related items related to the Employee’s participation in the Plan and legally applicable to or otherwise recoverable from the Employee (such as fringe benefit tax) by the Company and/or the Employee’s employer (the “Employer”) whether incurred at grant, vesting, sale, prior to vesting or at any other time (“Tax-Related Items”).  In the event that the Company or the Employer is required, allowed or permitted to withhold taxes as a result of the grant or vesting of RSAs, or subsequent sale of Shares acquired pursuant to such RSAs, the Employee shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all applicable required withholding taxes that are legally recoverable from the Employee (such as fringe benefit tax) and required social security contributions at the time the restrictions on the RSAs lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment.  However, with respect to any RSAs subject to Section 409A whose Shares vest prior to delivery, the Company shall limit the surrender of Shares to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A.  The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items.  To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, the Employer, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-Related Items.  The Employee agrees to pay any amount or Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b)         Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount withheld.  The Employee further acknowledges that the Company and/or the Employer: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of RSAs, including, but not limited to, the grant, vesting or settlement of RSAs, the subsequent delivery of Shares and/or cash upon settlement of such RSAs or the subsequent sale of any Shares acquired pursuant to such RSAs and receipt of any dividends or dividend equivalent payments; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of this grant of RSAs to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt of RSAs that cannot be satisfied by the means previously described.  The Company may refuse to deliver the benefit described herein if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)          In accepting the RSAs, the Employee consents and agrees that in the event the RSAs become subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the RSAs.  Further, by accepting the RSAs, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 9.  The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

10.       Data Privacy Consent.

The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSAs, options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the exclusive purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. HP is committed to protecting the privacy of the Employee’s Data in such cases. By contract with both the HP affiliate and with HP vendors, the people and companies that have access to the Employee’s Data are bound to handle such Data in a manner consistent with the HP Privacy Policy and law. HP also performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments.

The Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan.

11.       Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Stock Incentive Program website referenced above and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the HP website at www.hp.com.  The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Employee hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.       Acknowledgment and Waiver.

By accepting this grant of RSAs, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and, subject to Section 14(d), may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of RSAs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or RSAs, or benefits in lieu of Shares or RSAs, even if Shares or RSAs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company or the Committee; (iv) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;  (v)  the Employee is participating voluntarily in the Plan; (vi) RSAs and their resulting benefits are not intended to replace any pension rights or compensation; (vii) RSUs and their resulting benefits are extraordinary items that are outside the scope of the Employee’s employment contract, if any; (viii) RSAs and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments insofar as permitted by law and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate; (ix) this grant of RSAs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of RSAs will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate;  (x) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (xi) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSAs resulting from termination of Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the RSAs to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xii) notwithstanding any terms or conditions of the Plan to the contrary, in the event of termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Grant Agreement after termination of employment, if any, will be measured by the date of termination of Employee’s active employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); (xiii) the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the RSAs, and (xiii) if the Company determines that the Employee has engaged in misconduct prohibited by applicable law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under applicable law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under applicable law, (a) recover from the Employee the proceeds from RSAs vested up to three years prior to the Employee’s termination of employment or any time thereafter, (b) cancel the Employee’s outstanding RSAs whether or not vested, and (c) take any other action required or permitted by applicable law.

13.       No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.       Miscellaneous.

(a)         The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Grant Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

(b)         The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.

(c)          Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d)         The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Employee that provides more favorable vesting, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.  Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee.  This Grant Agreement is governed by the laws of the state of Delaware.

(e)          If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(f)           The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(g)          Notwithstanding Section 14(f), the Company’s obligations under this Grant Agreement and the Employee’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent.  In the event that the Employee breaches the arbitration agreement or the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(h)         In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire vesting period. If such separate documents are required by the Company and the Employee does not accept them within 75 days of the Grant Date or such other date as of which the Company shall require in its discretion, this RSA shall be cancelled and the Employee shall have no further rights under this Grant Agreement.

(i)             Any capitalized terms not defined herein shall have the same meaning they have in the Plan.

(j)            Appendix.

Notwithstanding any provisions in this Grant Agreement, the grant of the RSUs shall be subject to any special terms and conditions set forth in the Appendix to this Grant Agreement for the Employee’s country.

Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix constitutes part of this Grant Agreement.

(k)         Imposition of Other Requirements.

The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSAs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(l)             All rights granted and/or Shares delivered under this Grant Agreement are subject to claw back under the Company policy as in effect from time to time.

HEWLETT-PACKARD COMPANY

Meg Whitman
CEO and President

Tracy Keogh
Executive Vice President, Human Resources

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note:  Your award is subject to the terms and conditions of this Grant Agreement and to HP obtaining all necessary government approvals.  If you have questions regarding your award, please discuss them with your manager.